Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Funds Group (Invesco Funds Group) of our reports dated February 21, 2024, relating to the financial statements and financial highlights of Invesco EQV European Small Company Fund, Invesco EQV International Small Company Fund, Invesco Global Core Equity Fund and Invesco Small Cap Equity Fund which appear in AIM Funds Group (Invesco Funds Group)’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 24, 2024